Exhibit 3

Registrant	Assets	Amount of Single Insured Bond
Columbia Acorn Trust	$5,075,855,486.78	$2,500,000
Columbia Credit Income Opportunities Fund	$95,390,477.96	$450,000
Columbia ETF Trust I	$10,431,753,954.96	$2,500,000
Columbia ETF Trust II	$2,646,606,722.11	$1,900,000
Columbia Funds Series Trust	$28,701,748,137.52	$2,500,000
Columbia Funds Series Trust I	$151,491,464,733.58	$2,500,000
Columbia Funds Series Trust II	$95,497,204,298.08	$2,500,000
Columbia Funds Variable Series Trust (formerly Wanger Advisors Trust)	$812,110,174.04	$1,000,000
Columbia Funds Variable Insurance Trust	$25,572,334,764.51	$2,500,000
Columbia Funds Variable Series Trust II	$97,429,156,333.93	$2,500,000
Columbia Seligman Premium Technology Growth Fund, Inc.	$1,020,133,211.47	$1,250,000
Tri-Continental Corporation	$2,039,217,133.92	$1,700,000